Exhibit 10.60

Execution Copy

AMENDED AND RESTATED
PARTICIPATION AND SERVICING AGREEMENT
for
AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
Between
BANK OF CHINA, NEW YORK BRANCH
individually as Lender, Initial A-1 Holder
and as the Agent for the Holders
-and -
ALEXANDER’S OF REGO PARK II PARTICIPATING LENDER LLC
individually as Initial A-2 Holder
Dated: December 12, 2018

AMENDED AND RESTATED
PARTICIPATION AND SERVICING AGREEMENT
THIS AMENDED AND RESTATED PARTICIPATION AND SERVICING AGREEMENT (this “Agreement”) is dated as of December 12, 2018, by and between BANK OF CHINA, NEW YORK BRANCH, having an address at 7 Bryant Park, 1045 Avenue of the Americas, 13th Floor, New York, New York 10018 (together with its successors and assigns, (“Lender,” “Agent,” or “Initial A-1 Holder”) and ALEXANDER’S OF REGO PARK II PARTICIPATING LENDER LLC, having an address at c/o Alexander’s, Inc., 210 Route 4 East, Paramus, New Jersey 07652 (“Initial A2 Holder;” the Initial A-2 Holder, together with any assignee of any portion of Participation A-2 (as defined below) that is an Affiliate of Initial A-2 Holder, each a “Related A-2 Holder,” and together with its non-Affiliated successors and assigns, “A-2 Holder,” and Lender and A-2 Holder collectively as holders of interests in the Loan, the “Holders”). All terms as used in this Agreement shall, unless otherwise defined in the main body of this Agreement, have the meanings given to such terms in the section herein titled “Definitions”.
RECITALS
1.REGO II BORROWER LLC, a Delaware limited liability company (the “Borrower”) is the owner of certain real property located at 61-35 Junction Boulevard, Queens, New York, (the “Mortgaged Property”).
2.Borrower and Lender have heretofore entered into that certain Loan and Security Agreement dated as of November 30, 2011, as amended by that certain First Amendment and Modification of Loan and Security Agreement and Other Loan Documents, dated as of June 20, 2012, that certain Second Amendment and Modification of Loan Agreement and Other Loan Documents and Ratification of Guarantor, dated as of November 15, 2013 and that certain Third Amendment to Loan and Security Agreement, dated as of November 21, 2018 (as so amended, the “Original Loan Agreement”), with respect to a loan in the amount of $275,000,000.00 (the “Original Loan”) secured by, amongst other things, a mortgage on the Mortgaged Property.
3.Lender and Initial A-2 Holder have heretofore entered into that certain Participation Agreement dated as of July 28, 2017 (the “Original Participation Agreement”), with respect to a participation interest in the Loan in the amount of $200,000,000.00 (the “Original A-2 Participation Interest”).
4.Pursuant to that certain Amended and Restated Loan and Security Agreement dated as of the date hereof (the “Loan Agreement”), Borrower and Lender have agreed to, inter alia, amend and restate the terms of the Original Loan Agreement in the reduced original principal amount of Two Hundred Fifty-Two Million Five Hundred Forty-Three Thousand, Six Hundred and Six and 53/100 Dollars ($252,543,606.53) the “Mortgage Loan”).
5.To evidence the Mortgage Loan, the Borrower is concurrently herewith executing and delivering in favor of Lender a Second Amended and Restated Promissory Note, dated as of the date hereof in the original principal amount of Two Hundred Fifty-Two Million Five Hundred Forty-Three Thousand, Six Hundred and Six and 53/100 Dollars ($252,543,606.53), as same may be amended, supplemented, restated, increased, extended and consolidated, substituted or replaced from time to time, the “Note”). To secure the Note, the Borrower granted for the benefit of the Lender, inter alia, a Second Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement encumbering the Mortgaged Property (the “Mortgage”).
6.    To evidence the Mortgage Loan, the Borrower has concurrently herewith additionally executed and delivered in favor of Lender the documents listed on Exhibit A attached hereto and made a part hereof, each dated as of the date hereof (such documents, together with the Loan Agreement, the Note, and the Mortgage, collectively, the “Loan Documents”).
7.    As of the date hereof, the outstanding principal amount of the Mortgage Loan is Two Hundred Fifty-Two Million Five Hundred Forty-Three Thousand, Six Hundred and Six and 53/100 Dollars ($252,543,606.53).
8.    On the date hereof, Lender and Initial A-2 Holder have agreed to renew and recast the Original A-2 Participation Interest in the Mortgage Loan in the original principal amount of $200,000,000.
9.    Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.
10.    It is the intention and desire of the Holders to amend and restate the terms and conditions contained in the Original Participation Agreement as set forth herein and to enter into this Agreement in order to set forth the rights, benefits, priorities, and obligations of the Holders with respect to the Mortgage Loan and the other mutual understandings of the Holders.
NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree, with respect to the Loan, as follows:

SECTION 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
1.01    Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement in effect as of the date hereof, as the same may be amended in accordance with the Loan Documents and this Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.
“A-1 Holder” means the Holder of Participation A-1.
“A-2 Holder” means the Holder of Participation A-2.
“A-2 Purchase Price” means $200,000,000.
“Accepted Servicing Practices” those practices and procedures that Agent utilizes for loans that Agent owns for its own account and with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loan.
“Affiliate” shall mean with respect to any specified Person, (a) any other Person controlling or controlled by or under common control with such specified Person (each a “Common Control Party”). For the purposes of this definition, “Control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent” shall mean Bank of China, New York Branch, acting as Agent pursuant to this Agreement.
“Agreement” shall mean this Amended and Restated Participation and Servicing Agreement, the exhibits and schedules hereto and all amendments hereof and supplements hereto, as the same may by hereafter modified, amended or supplemented.
“Appraisal” shall mean an appraisal of the Mortgaged Property conducted in accordance with the standards of the Appraisal Institute by an appraiser that is a member in good standing of the Appraisal Institute and that is certified by such appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute with an “MAI” designation and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as FIRREA.
“Borrower” shall have the meaning assigned to such term in the recitals.
“Business Day” shall mean any day that is not a Saturday or Sunday, and that is not a legal holiday in New York, New York, or any other city which serves as the principal place of business for Agent or any successor thereto nor a day which banking institutions or savings associations in any of the foregoing cities are closed for business.
“Common Control Party” shall have the meaning given to such term in the definition of “Affiliate.”
“Control” of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that for purposes of the definition of “Qualified Transferee”, the term Control shall, in addition to the foregoing, require the possession, directly or indirectly, of more than 50% of the beneficial ownership interests in such Person. For the avoidance of doubt, a Person shall be deemed to be Controlled by Qualified Transferees for purposes of the definition of “Qualified Transferee” even if the Qualified Transferee that directly or indirectly possesses the power to cause the direction of management or policies of such Person is a different Person than, or is only one of, the Qualified Transferees that own (directly or indirectly) more than 50% of the beneficial interest in such Person. The terms “Controlled by,” “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.
“Costs and Expenses” shall mean each of the following costs and expenses, in each case, (a) if the Mortgage Loan is in existence (i.e., has not been foreclosed or a deed-in-lieu accepted) to the extent such costs and expenses are required to be paid or reimbursed by Borrower under the Loan Documents and Borrower fails to timely make such payment or reimbursement pursuant to the Loan Documents and (b) if Lender has acquired the Mortgaged Property, to the extent the costs and expenses would have qualified under (a) if the Mortgage Loan were still in existence: all reasonable and out of pocket costs, fees, expenses, interest, payments, losses, liabilities, judgments and/or causes of action reasonably suffered or actually incurred or reasonably paid by Agent or a Holder pursuant to or in connection with the Mortgage Loan, the Loan Documents (not including any Servicing Fees, Special Servicing Fees, workout fees, liquidation fees or additional servicing compensation unless (except in the case of “regular” periodic Servicing Fees) paid to a Person not an Affiliate of a Holder; but provided that all actual out-of-pocket expenses of Agent in connection with enforcement and workout of the Mortgage Loan shall be Costs and Expenses) the Mortgaged Property, this Agreement or otherwise in connection with the enforcement of the Mortgage Loan in accordance with this Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, taxes, assessments, insurance premiums and other protective advances as more particularly provided in the Loan Documents; provided, however, that neither (i) the costs and expenses relating to the origination of the Mortgage Loan, nor (ii) the day to day customary and usual, ordinary costs of servicing and administration of the Mortgage Loan, other than responding to consent requests from Borrower, shall be “Costs and Expenses” hereunder.
“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management or advisement), including irrevocable capital commitments, in excess of $500,000,000, and (except with respect to a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary) either (x) capital/statutory surplus or shareholder’s equity of at least $200,000,000 or (y) market capitalization of at least $350,000,000, and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary, regularly engaged in managing investments in) commercial real estate mortgage or mezzanine loans or interests therein, originating preferred equity investments, owning or operating commercial properties or making investments in commercial real estate.
“Holder” shall have the meaning assigned to it in the introductory paragraph of this Agreement.
“Loan Agreement” shall have the meaning assigned to it in the recitals.
“Loan Documents” shall mean the Mortgage, the Loan Agreement, the Note, and all other documents evidencing or securing the Mortgage Loan, including, without limitation, all guaranties and indemnities, as same may be amended, modified or restated in accordance with this Agreement.
“Material Adverse Effect” shall mean any event, development or circumstance that has or causes a material adverse effect on (a) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of Borrower, Guarantor and/or the Mortgaged Property, (b) the enforceability or validity of any material Mortgage Loan Document, the perfection or priority of any Lien created under any Mortgage or affecting any material portion of the Mortgaged Property, or the rights and remedies of Agent and/or the Holders under any material Mortgage Loan Document, or (c) the value of, or cash flow from, the Mortgaged Property.
“Mortgage” shall have the meaning assigned to such term in the Recitals.
“Mortgage Loan” shall have the meaning assigned to such term in the recitals.
“Mortgage Loan Principal Balance” shall mean, at any date of determination, the outstanding principal balance of the Mortgage Loan.
“Mortgaged Property” shall have the meaning assigned to such term in the Recitals.
“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has delivered to (or has on file with) Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit Agent to make such payments free of any obligation or liability for withholding.
“Non-Recoverable Advance” shall mean any portion of a Servicing Advance previously made or proposed to be made which, in the case of a Servicing Advance previously made, has not been previously reimbursed to Agent and which, in the reasonable business judgment of Agent taking into account amounts that may be collected or realized on the Mortgaged Property prior to final liquidation and liquidation proceeds, will not, or, in the case of a proposed Servicing Advance, would not, be ultimately recoverable together with interest thereon at a per annum rate equal to the Prime Rate (compounded monthly on each Remittance Date) from amounts to be deposited with Agent under the terms of this Agreement. The judgment or determination by Agent as the case may be, that it has made a Non-Recoverable Advance or that any proposed Servicing Advance, if made, would constitute a Non-Recoverable Advance shall be evidenced by a certificate of an officer of such party delivered to the Holders, which in each case sets forth such judgment or determination and the procedures and considerations of Agent forming the basis of such determination (including, but not limited to, information selected by the person making such judgment or determination in its good faith discretion, such as related income and expense statements, rent rolls, occupancy status, property inspections, Agent inquiries, third party engineering and environmental reports, and an Appraisal or any updated Appraisal thereof conducted within the past 12 months) and copies of such documents are to be included with the certificate of an officer.

“Non-Related Holder” means each Holder other than a Related A-2 Holder.
“Note” shall have the meaning assigned to such term in the recitals.
“Original A-2 Participation Interest” shall have the meaning assigned to it in the recitals.
“OFAC List” shall mean the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf, as amended or supplemented from time to time.
“Original Loan” shall have the meaning assigned to it in the recitals.
“Original Loan Agreement” shall have the meaning assigned to it in the recitals.
“Original Participation Agreement” shall have the meaning assigned to it in the recitals.
“Original Purchase Date” shall mean July 27, 2017.
“Other Charges” shall mean all amounts referred to as “other charges” in the Loan Agreement.
“Participation” shall have the meaning assigned to such term in the recitals.
“Participation Principal Balance” shall mean, at any time, the then-outstanding principal balance of the applicable Participation, which shall equal the initial principal balance of such Participation, less any payments of principal thereon received by the Holder thereof The aggregate Participation Principal Balances shall equal the Mortgage Loan Principal Balance.
“Participation A-1” means the “Participation A-1” issued under the Original Participation Agreement and hereby renewed under this Agreement.
“Participation A-2” means the Original A-2 Participation Interest issued under the Original Participation Agreement and hereby renewed under this Agreement.
“Participation Certificate” means the certificate in the form of Exhibit D, evidencing Participation A-1 or Participation A-2.

“Percentage Share” shall mean, with respect to any Holder as of any date, the ratio, expressed as a percentage, that (a) the Participation Principal Balance of the Participation held by such Holder bears to (b) the Mortgage Loan Principal Balances.
“Permitted Fund Manager” means any Person that on the date of determination is not subject to a Proceeding and is a Person that is a Qualified Transferee pursuant to clauses (b) or (d) of the definition thereof that is investing through a fund or funds with aggregate committed capital under management of at least $250,000,000.
“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Prepayment” shall mean any payment of principal made by the Borrower with respect to the Mortgage Loan which is received in advance of its scheduled maturity date, whether made by reason of a casualty or condemnation, due to the acceleration of the maturity of the Mortgage Loan or otherwise.
“Prepayment Premium” shall mean any prepayment premium, yield maintenance or spread maintenance premium or similar fee required to be paid in connection with a Prepayment.
“Prime Rate” shall mean, for any day, the rate of interest for such day from time to time announced by Citibank, N.A., at its New York City Main Branch as its prime rate (being a base rate for calculating interest on certain loans), each change in any interest rate hereunder based on the Prime Rate to take effect at the time of such change in the prime rate. The Prime Rate is not necessarily the lowest rate for commercial or other types of loans.
“Proceeding” shall have the meaning assigned to it in the definition of Prohibited Person.
“Prohibited Person” means (a) any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal Law or Executive Order of the President of the United States of America or (b) any Person which is or has within the previous five (5) years been (i) the debtor in a voluntary or involuntary, of any case, proceeding or other action by or against either Borrower under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors (a “Proceeding”) (unless, with respect to an involuntary case, such involuntary Proceeding was dismissed within 180 days of the filing thereof), or (ii) an adverse party in any material litigation or other material dispute resolution with Lender, other than in connection with a consensual foreclosure in which Lender was a party.
“Pro Rata and Pari Passu Basis” shall mean (i) with respect to the Participations, the allocation of any particular payment, collection, cost, expense, liability or other amount among the Participations on a pro rata basis in accordance with the respective unpaid principal balances of the Participations, without any priority of any Participation over any other Participation; and (ii) with respect to the Holders, the allocation of any particular payment, collection, cost, expense, liability or other amount among the Holders on a pro rata basis in accordance with the respective unpaid principal balances of their Participations, without any priority of any Holder over any other Holder.

“Qualified Transferee” means any one or more of the following provided such Person is not a Prohibited Person:
(a)    the Lender named in the first paragraph of this Agreement and its Affiliates;
(b)    any bank, investment bank, insurance company, real estate investment trust, saving and loan association, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan, investment company, money management firm, “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or “institutional accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, and any institution similar to any of the foregoing, provided in each case under this clause (b) that such Person satisfies the Eligibility Requirements;
(c)    an investment fund, limited liability company, limited partnership or general partnership or similar Person (a “Permitted Investment Fund”) where (i) a Permitted Fund Manager acts (directly or indirectly) as general partner, managing member or fund manager, and (ii) (x) at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more of the following: a Qualified Transferee (as defined under clauses (a), (b), (d), or (e) of this definition), an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the 50% test set forth above in this clause (c) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements, or (y) such Permitted Investment Fund satisfies the financial tests in clause (i) of the definition of Eligibility Requirements;

(d)    any Person(s) Controlling, Controlled by, or under common Control with any one or more of the Persons described in clauses (a), (b), or (c) of this definition; or
(e)    any Person approved in writing by Lender.
“Remittance Date” shall have the meaning assigned to it in Section 4.01.
“Servicing Advance” shall mean each of the following costs and expenses, in each case, (a) if the Mortgage Loan is in existence (i.e., has not been foreclosed or a deed-in-lieu accepted) to the extent such costs and expenses are required to be paid or reimbursed by Borrower under the Loan Documents and Borrower fails to timely make such payment or reimbursement and (b) if Lender has acquired the Mortgaged Property, to the extent the costs and expenses would have qualified under (a) if the Mortgage Loan were still in existence: any and all customary and reasonable “out of pocket” costs and expenses incurred by Agent in the performance of its servicing obligations, including, but not limited to, the cost and expenses incurred in connection with (i) the preservation, restoration and protection of the Mortgaged Property which, in the judgment and discretion of such party (exercised in accordance with Accepted Servicing Practices), is necessary to prevent an immediate or material loss to the Holders’ interest in the Mortgaged Property, including costs and expenses necessary to preserve the priority of the Mortgage, (ii) the payment of ground rent, real estate taxes, assessments and other taxes and governmental charges that may be levied or assessed against the Borrower or the Mortgaged Property or revenues therefrom or which become liens on the Mortgaged Property, insurance premiums, and any other amounts necessary to preserve the priority of the lien created by the Mortgage or the value of the Mortgaged Property (to the extent not paid by Borrower), and (iii) any enforcement or judicial proceedings (including, without limitation, foreclosures), and including, but not limited to, court costs, attorneys’ fees and expenses, costs for third party experts, including environmental and engineering consultants.
“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.
“Transfer” shall have the meaning assigned to such term in Section 8.01.
“Unanimous Consent Decision” shall have the meaning assigned to such term in Section 5.01.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 which is eligible to elect to be treated as a U. S . Person).
1.02    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
SECTION 2

CREATION OF PARTICIPATIONS
2.01    Purchase and Sale. On the Original Purchase Date, on the terms and conditions set forth herein, the Lender created Participation A-1 and Participation A-2, retained Participation A-1 and sold Participation A-2 to Initial A-2 Holder. On the Original Purchase Date, Initial A-2 Holder paid for Participation A-2 by wire transfer to Lender of immediately available funds in an amount equal to the A-2 Purchase Price (which purchase is effective). Lender delivered the A-2 Participation Certificate to the Initial A-2 Holder. Each Holder is the owner of its respective Participation. No Holder shall transfer its Participation, or any portion thereof, other than in accordance with Section 8 hereof.
2.02    Current Principal Balances. The parties hereto acknowledge and agree that, as of the date hereof, Participation A-1 has a Participation Principal Balance of $56,835,869.68 and Participation A-2 has a Participation Principal Balance of $195,707,736.85.

2.03    Ranking and Allocations. Each Participation and the right of the applicable Holder to receive payments with respect thereto shall at all times be Pro Rata and Pari Passu with each other in accordance with their respective Percentage Shares, (a) except as specifically provided otherwise in this Agreement and (b) except that the right of any Related A-2 Holder to receive payment shall be subordinate to such right of the other Holder to the extent provided herein. All interest, income, gain, profits and losses due to or incurred by the Holders with respect to the Mortgage Loan shall be apportioned among the Holders in proportion to their Percentage Shares in the Mortgage Loan, in each case to the extent accruing from and after the Original Purchase Date (a) except as specifically provided otherwise in this Agreement and (b) except that the right of any Related A-2 Holder to receive payment shall be subordinate to such right of the other Holder, to the extent provided herein.
2.04    Rate of Interest on, and Terms of, the Participations. Subject to the provisions of this Agreement, from and after the Original Purchase Date, each Participation shall entitle the Holder thereof to (a) interest at the Applicable Interest Rate (as defined in the Loan Agreement) on its Participation and (b) its Percentage Share of any payments of principal collected on the Mortgage Loan, in each case net of any unpaid Costs and Expenses or required Servicing Advances.
SECTION 3

APPOINTMENT OF AGENT; RESPONSIBILITIES OF AGENT
3.01    Appointment of Agent. At all times from the date hereof throughout the term of the Mortgage Loan there shall be an Agent to administer and service (such servicing to include the duties of a “primary” servicer and those of a “special” servicer) the Mortgage Loan on the terms and conditions set forth herein and to take such actions in respect of the collateral for the Mortgage Loan as shall be specified herein and/or in the Loan Documents. The initial Holders hereby appoint Lender as, and Lender hereby accepts such appointment and agrees to act as initial Agent hereunder on the terms and conditions set forth herein. The Agent shall not be entitled to a fee for such services.
3.02    Authority of Agent. Agent shall have such responsibilities as shall be set forth herein and as shall be delegated to Agent from time to time by the Holders pursuant to the terms and conditions of this Agreement. By their execution of this Agreement, the Holders hereby authorize and direct Agent to act on their behalf in connection with the Mortgage Loan and the Loan Documents with respect to all rights and obligations of the originating lender pursuant to the terms of the Loan Agreement and other Loan Documents, subject to the limitations set forth in this

Agreement. Each of the Holders shall be bound by any acts of Agent taken within the scope of the authority granted to Agent under this Agreement. From and after the date hereof, any security granted pursuant to the Mortgages or in any other Loan Document, any hedging arrangements entered into by the Borrower under the terms of the Loan Documents and any and all actions taken by Agent under this Agreement, the Loan Agreement or any other Loan Document shall be for the benefit of the Holders. The Holders hereby agree that Borrower shall be required to and shall deal only with Agent.
3.03    Servicing of the Mortgage Loan.
(a)    Agent agrees to serve as the initial Mortgage Loan servicer and to perform customary commercial mortgage loan servicing as provided in this Agreement and Accepted Servicing Practices.
(b)    The Agent shall distribute (or cause to be distributed) to each Holder, in accordance with the wiring instructions set forth on Exhibit C, on the Remittance Date, all payments due to such Holder under its Participation in accordance with Sections 4.01 and 4.02 hereof.
3.04    Workout. Subject to the terms and conditions of this Agreement and the obligation to act in accordance with Accepted Servicing Practices, if Agent, in connection with a workout or proposed workout of the Mortgage Loan, proposes to modify the terms thereof such that (i) the Mortgage Loan Principal Balance is decreased, (ii) the interest rate applicable to the Mortgage Loan is reduced, (iii) payments of interest or principal on the Mortgage Loan are waived, reduced or deferred (other than a deferral of principal resulting solely from the extension of the Maturity Date of the Mortgage Loan by the Agent pursuant to the terms of this Agreement) or (iv) any other adjustment is made to any of the payment terms of the Mortgage Loan (other than any extension of the Maturity Date), such events shall require the consent of each Holder other than Related A-2 Holders. The economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such workout shall be allocated to each Participation on a Pro Rata and Pan Passu Basis, and shall be borne by the Holders of each such Participation on a Pro Rata and Pan Passu Basis; provided, however, that in such circumstance any Related A-2 Holder will instead be subordinated to, and will bear such economic effect prior to, any other Holders.
3.05    Servicing Advances; Costs and Expenses.
(a)    If Agent determines that a Servicing Advance is reasonably necessary to protect the value or security of the Mortgage Loan or the Mortgaged Property, it shall notify all

Holders promptly upon making such determination. Such notice shall identify the purpose of the Servicing Advance, the total amount thereof, and each Holder’s Percentage Share of such Servicing Advance. The Related A-2 Holders shall have the option, but not the obligation, to make such Servicing Advance in its entirety, but if Related A-2 Holders elect not to do so, each Non-Related Holder shall, within two 2 Business Days of receipt of such notice, remit its share (based on each Non-Related Holder’s Percentage Share relative to the other Non-Related Holders (such Holder’s “Non-Related Percentage Share”) of such Servicing Advance to Agent for application to the Servicing Advance. No Holder shall be required to make a Servicing Advance if Agent determines that such Servicing Advance would be a Non-Recoverable Advance.
(b)    If Borrower fails to reimburse in a timely manner any Costs and Expenses incurred by Agent while acting within the scope of the authority granted to it under this Agreement in connection with the Mortgage Loan, the enforcement thereof or the realization of the security therefor, Agent may, at its option (i) withhold the amount thereof from amounts otherwise distributable to any Related A-2 Holder and/or (ii) request reimbursement from any Non-Related Holder of such Holder’s Non-Related Percentage Share of such Costs and Expenses. Any portion of such Costs and Expenses paid by or withheld from a Non-Related Holder shall be reimbursable to it out of collections from or on behalf of Borrower allocated to such reimbursement or from amounts otherwise distributable to any Related A-2 Holder, based on each Non-Related Holder’s Non-Related Percentage Share.
3.06    Exercise of Remedies by Agent.
(a)    Each of the Holders acknowledges that subject to the terms of this Agreement Agent may exercise or refrain from exercising any rights that Agent may have hereunder.
(b)    Each Holder agrees that Agent to the extent consistent with the terms of this Agreement, shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole and exclusive authority (in each case, subject to Accepted Servicing Practices and the terms and conditions set forth in this Agreement, including all consent rights of the Holders) to (i) modify or waive any of the terms of the Loan Documents, (ii) consent to any action or failure to act by the Borrower or any party to the Loan Documents, (iii) [intentionally omitted] (iv) take legal action to enforce or protect the Holders’ interests with respect to the Mortgage Loan, (v) refrain from exercising any powers or rights under the Loan Documents, including the right at any time to call or waive any Events of Default, and/or (vi) accelerate or refrain from accelerating the Mortgage Loan or institute any foreclosure action. Except as otherwise expressly provided in this

Agreement, no Holder shall have any voting, consent or other rights whatsoever with respect to Agent’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan and hereby presently and irrevocably assigns and conveys to Agent, such rights.
(c)    Agent shall not have any duty to any Holder in connection with the administration of the Mortgage Loan except that in servicing the Mortgage Loan, Agent is required to act in accordance with Accepted Servicing Practices and this Agreement. Each Holder expressly and irrevocably waives for itself and any Person claiming through or under any such Holder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law that purports to give a junior loan participant the right to initiate any loan enforcement or foreclosure proceedings. Notwithstanding the foregoing, Agent (whether in its capacity as such or as Lender or Holder) shall have no liability to a Related A-2 Holder except as provided in Section 6.01.
3.07    Additional Servicing Matters.
(a)    Agent shall administer the Mortgage Loan in a manner consistent with this Agreement, and shall not be liable to any Holder with respect to anything Agent may do or omit to do in relation to the Mortgage Loan, other than as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Agent (i) may consult with legal counsel, accountants and other experts reasonably selected by Agent and may rely on the advice of legal counsel, accountants and other experts (including those retained by the Borrower) and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (ii) may rely upon any notice, consent, certificate, instrument or other written communication or telephone conversation which Agent believes to be genuine and correct or to have been signed, sent or made by the proper Person and shall incur no liability under or in respect of this Agreement by acting upon any such notice, consent, certificate, instrument, writing or telephone conversation, and (iii) makes no warranty or representation to any Holder and shall not be responsible to any Holder for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, except the representations and warranties expressly made herein.
(b)    In the event that title to the Mortgaged Property is acquired for the benefit of the Holders in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of Agent or its nominee on behalf of the Holders. The Agent shall manage, conserve, protect and operate each such Mortgaged Property for the Holders solely for the purpose of its prompt disposition and sale in accordance with Accepted Servicing Practices.

(c)    Agent shall be entitled to enter into any agreement with any independent contractor performing services for it related to its duties and obligations hereunder for indemnification of Agent by such independent contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.
(d)    Agent shall utilize reasonable efforts, consistent with Accepted Servicing Practices, to obtain an offer to purchase the Mortgaged Property that will maximize the proceeds of disposition to the Holders (as a collective whole) if and when Agent determines that such disposition would be in the best economic interest of the Holders (as a collective whole). No offer to purchase the Mortgaged Property shall, however, be accepted unless all Holders (other than Related A-2 Holders) consent in writing to such sale.
(e)    If Agent requests the consent of the Holders (other than Related A-2 Holders) to a sale of all or a portion of the Mortgaged Property for which consent is required pursuant to Section 3.07(d) above, and one or more Holders (other than a Related A-2 Holder) does not consent to such sale (such circumstance, a “Sale Deadlock”), then either consenting Holder(s) or the non-consenting Holder(s) (but not a Related A-2 Holder) may initiate a Buy /Sell, as set forth below.
(i)    Any of such Holders, excluding a Related A-2 Holder, (the “Offeror”) may deliver notice (a “Buy/Sell Notice”) to the other Holders (other than a Related A-2 Holder)(the “Offerees”) making a buy/sell offer in respect of all, but not less than all, of the right, title and interest held by the Offerees in the applicable Participations or in property acquired as a result of the ownership of the Participations (including direct or indirect interests in the Mortgaged Property or other collateral acquired as a result of ownership of the Participations, and record title to all of the foregoing, collectively “Mortgage Loan Interests”) for a specified price (the “Buy/Sell Purchase Price”), which will be enumerated in such Buy/Sell Notice as a dollar price for each percentage point of ownership in the Mortgage Loan, and shall include unpaid accrued interest to but not including the date of purchase.
(ii)    Within ten (10) business days (the “Decision Period”) after delivery of the Buy/Sell Notice, each Offeree (shall deliver to the Offeror a written notice specifying its irrevocable election either (i) to purchase at the Buy/Sell Purchase Price all, but not less than all, of the Mortgage Loan Interests of the Offeror (and to be the “Purchasing Holder”), or (ii) sell at the Buy/Sell Purchase Price all, but not less than all, of its Mortgage Loan Interests to the Offeror (and to be the “Selling Holder”). If the Offeree fails to deliver such notice to the Offeror on or before the end of the Decision Period, the Offeree shall be deemed to have elected to be the Selling Holder.
(iii)    Any Related A-2 Holder shall be neither an Offeror nor an Offeree, and shall retain its A-2 Participation.
(iv)    The closing of the purchase and sale of a Holder’s Mortgage Loan Interests pursuant to the Buy/Sell Notice shall take place at 10:00 a.m., New York time, on the date specified by the Purchasing Holder, which date shall be no later than the tenth (10th) business day, and no earlier than the second (2nd) business day, after the end of the Decision Period (or on such other date as the Selling Holder and the Purchasing Holder mutually agree) (the “Closing Date”). At the closing, (i) the Selling Holder(s) shall transfer and assign to the Purchasing Holder, without recourse, all of its Mortgage Loan Interests free and clear of all liens, claims, and encumbrances, and (ii) the Purchasing Holder shall pay the Buy/Sell Purchase Price by wire transfer of immediately available funds to the account designated by the Selling Holder. At such closing, the Selling Holder shall execute and deliver such documents and instruments as the Purchasing Holder shall reasonably require in order to effect such transfer; provided that the Selling Holder shall not be required to give any representation or warranty other than as to (i) its ownership of its Mortgage Loan Interests, (ii) lack of liens, claims and encumbrances on its Mortgage Loan Interests, and (iii) authority to transfer its Mortgage Loan Interests. Any such representations and warranties may be assigned by Purchasing Holder in connection with a resale of the purchased Mortgage Loan Interests or any interest therein. Each Holder shall pay its own expenses incurred in connection with a transfer pursuant to this Section 3.07(e).
(v)    All interest and other charges accrued on the Selling Holder’s Mortgage Loan Interests for the period up to the Closing Date and paid under the related Loan Documents or deemed to have been paid out of income from the Mortgaged Property shall be for the account of the Selling Holder, regardless of whether received by the Closing Date. All interest and other charges accruing after the Closing Date in respect of the Mortgage Loan Interests of the Selling Holder shall be for the account of the Purchasing Holder.
3.08    Actions Upon Actual Knowledge of Certain Matters. Promptly after Agent acquires actual knowledge thereof, Agent will use reasonable efforts to give written notice to each Holder of any material Lien on the Mortgaged Property or any Event of Default under the Loan Agreement or any of the other Loan Documents, including, without, limitation, notice within two

(2) Business Days of if a regular monthly debt service payment is not made when due. Agent agrees to consult with the Holders (other than Related A-2 Holders) in respect of any material remedial action to be taken in respect of any such Event of Default but shall not be required to follow any recommendations of the Holders except in the case of Unanimous Consent Decisions.
3.09    [Reserved].
3.10    Certain Actions. If Agent shall have reasonable cause to believe that any legal action or proceeding related to the Mortgaged Property could, if adversely determined, result in a Material Adverse Effect, then, subject to any limitations set forth in the Loan Documents, Agent shall have the right to commence, appear in and defend such legal action or proceeding, and in connection therewith Agent may advance all reasonably necessary Costs and Expenses, for which Agent will be reimbursed in accordance with Section 3.05(b). The parties hereto acknowledge and agree that Agent shall have the right, in its reasonable judgment, to determine whether a particular matter is “material” as such term is used in this Agreement and the Loan Documents.
3.11    Agent as Holder. With respect to Agent’s ownership interest in the Mortgage Loan and the Loan Documents as A-1 Holder, Agent in its capacity as A-1 Holder shall have the rights and powers of a Holder under this Agreement and the Loan Documents as set forth herein and therein and may exercise the same as though it were not Agent hereunder. Agent and its Affiliates may generally engage in any kind of business with Borrower, any of its Affiliates and/or subsidiaries and any Person who may do business with or own securities of Borrower, any of its Affiliates and/or subsidiaries, all as if the initial Holder were not Agent and without any duty to account therefor to the other Holders.
3.12    Change of Agent. Lender may not resign as Agent except (i) with the consent of all Holders (if any) that are not Related A-2 Holders (unless such resignation is required by law or Lender’s institutional policy, in which case the successor Agent will be appointed by the Non-Related A-2 Holders) or (ii) by assignment of the rights and obligations of Agent in connection with the assignment of all or a portion of Participation A-1, in which case the successor Agent will be appointed by such assignee. Upon appointment of a successor Agent in accordance with (i) or (ii) above, such successor agent shall succeed to the rights, power and duties of the “Agent” and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, power and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent (except that the resigning or assigning Agent shall deliver any collateral for the Mortgage Loan then in its possession to the successor Agent). The indemnity given any retiring Agent pursuant to this Agreement shall survive any resignation or assignment hereunder. After any retiring Agent’s resignation or assignment hereunder as Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. No Related A-2 Holder shall act as Agent.
SECTION 4

COLLECTIONS; COLLECTION ACCOUNTS; PAYMENTS
4.01    Distributions.
(a)    Agent shall use reasonable efforts, consistent with Accepted Servicing Practices, to collect all payments called for under the terms and provisions of the Mortgage Loan. Consistent with the foregoing, Agent may, in its discretion, waive any late payment charge or Default Interest, or both, in connection with any delinquent monthly debt service payment or any other Event of Default.
(b)    All amounts tendered by the Borrower or otherwise available for payment on the Mortgage Loan shall be applied and distributed by Agent as set forth in this Section 4.01 (and payments shall be made at such times as are set forth herein). Payment shall first be made to Agent up to the amount of any unreimbursed Costs and Expenses paid by Agent with respect to the Mortgage Loan or the Mortgaged Property pursuant to this Agreement. Any amounts paid by Borrower with respect to which Servicing Advances have been made, and any Default Interest, late payment charges, or other amounts paid by Borrower with as a result of its failure to comply with any term of the Loan Agreement, shall be applied to repay the Agent or the Holders, as applicable, for any unreimbursed Servicing Advances and Costs and Expenses; provided, however, that if the amount reimbursed by Borrower is insufficient to repay the Servicing Advances in full, then reimbursement to any Related A-2 Holder shall be subordinated to repayment of other Holders.
(c)    Agent shall make commercially reasonable efforts to collect all amounts due on the Mortgage Loan and to remit to each Holder its respective Percentage Share of such amounts (net of any expenses owed by the applicable Holder), each pursuant to the wire instructions provided by each Holder on Exhibit C hereto or in such other manner as is acceptable to each Holder; provided that any designated account is maintained at a commercial bank located in the United States of America. Each payment interest and/or principal received from or on behalf of Borrower shall be distributed to the Holders no later than the Business Day following receipt thereof by Agent (each, a “Remittance Date”).

4.02    Priority. Unless an Event of Default shall have occurred and be continuing on the Mortgage Loan, payments of interest, principal, and other amounts due under the Mortgage Loan shall be distributed among Holders on a Pro Rata and Pari Passu Basis, and no portion of any Participation shall have priority or preference over any portion of any other Participation or security therefor, except as provided in this Agreement. If an Event of Default shall have occurred and be continuing on the Mortgage Loan, amounts available for distribution thereafter, including the net proceeds of the collateral securing the Mortgage Loan, the net proceeds of casualty and title insurance policies and awards from condemnation shall be applied to the Participations, other than those held by Related A-2 Holders, on a Pro Rata and Pan Passu Basis and any remainder shall be distributed pro rata to the Related A-2 Holders. If Agent or any nominee thereof acquires title to the Mortgaged Property, then all amounts derived from the operation and disposition of the Mortgaged Property shall be allocable among the Holders as set forth in the immediately preceding sentence. Notwithstanding the foregoing, the rights of each Holder to distributions of any nature with respect to its Participation shall be subject to the rights of the Agent to payments and reimbursements pursuant to and in accordance with the terms of this Agreement. Amounts applied to any particular Participation or allocated to any particular Holder in accordance with this Section 4 will be applied to interest, principal and other amounts due in respect of the Mortgage Loan in accordance with the Loan Documents and this Agreement.
4.03    Return of Funds. If Agent holding or having distributed any amount received or collected in respect of the Mortgage Loan determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Mortgage Loan must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower or paid to any Holder or any other Person, then, notwithstanding any other provision of this Agreement, Agent shall not be required to distribute any portion thereof to any Holder and any such Holder shall promptly on demand repay to Agent the portion thereof which shall have been theretofore distributed to the related Holder, together with interest thereon at such rate, if any, as Agent shall have been required to pay to the Borrower, the Holders or such other Person with respect thereto. Each Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Agent. The Agent shall have the right to offset any amounts due hereunder from any Holder with respect to the Mortgage Loan against any future payments due to such Holder under the Mortgage Loan, provided, that the obligations of each Holder under this Section 4.03 are separate and distinct obligations from one another. The obligations of each Holder under this Section 4.03 constitute absolute, unconditional and continuing obligations.

SECTION 5

VOTING; UNANIMOUS CONSENT
5.01    Unanimous Consent. Agent shall obtain the written consent of each Holder (other than a Related A-2 Holder), prior to taking any of the following actions (each, a “Unanimous Consent Decision”):
(a)    any modification or waiver of a monetary term of the Mortgage Loan (except that Agent may waive any or all default interest and/or late fees in its sole discretion);
(b)    any modification or waiver of a material non-monetary term of the Mortgage Loan;
(c)    any modification or waiver that would result in (i) the extension (other than (A) in accordance with the Loan Documents or (B) for a period of no more than thirty (30) days) or acceleration of the Maturity Date, (ii) a reduction in the interest rate or the monthly debt service payment or Prepayment Premium payable on the Mortgage Loan or a loss of the right to receive any such payment of principal or interest (including, without limitation, any accrued interest) or any fee (other than one month’s late charge), (iii) a deferral or forgiveness of interest on or principal of the Mortgage Loan, or (iv) a discounted pay-off of the Mortgage Loan, or (v) an increase or reduction in the principal amount of the Mortgage Loan (other than an increase as a result of Servicing Advances);
(d)    any waiver of an Event of Default;
(e)    except as provided in Section 5.03 below, to accelerate the Maturity Date, commence foreclosure proceedings, accept the conveyance of title to the Mortgaged Property in lieu of foreclosure or otherwise, commence any proceedings to collect any amounts owing or claimed to be owing under any guaranty, appoint or request the appointment of a receiver for the Mortgaged Property, collect rents from the Mortgaged Property, take possession of the Mortgaged Property or otherwise exercise any enforcement remedies;
(f)    any release of the Borrower or any guarantor from liability with respect to the Mortgage Loan or any modification to, waiver of any provision of, or release of, any guaranty or indemnity agreement;

(g)    any substitution or release of collateral for the Mortgage Loan, except as permitted by the Loan Documents without Holders’ consent;
(h)    any modification to the number or percentage of Holders required to make any determinations or receive any rights hereunder;
(i)    subordination of the Liens created by the Loan Documents to any other liens securing indebtedness of Borrower or otherwise; and
(j)    consent to any senior or subordinate financing and any loan that may replace it;
(k)    any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause or any other restriction on the sale or transfer of the Mortgaged Property or any portion thereof (but not any sale or transfer of any REO Property) or on any transfer of any direct or indirect ownership interest in the Mortgage Loan Borrower;
(l)    the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Mortgage Loan Borrower; and
(m)    any other matter for which the approval or consent of the A-2 Holder is required hereunder, including, without limitation, the matters described in Section 3.07(d) hereof.
5.02    Action Notice.
(a)    Prior to taking any action or making any decision with respect to a Unanimous Consent Decision, Agent shall notify each Holder entitled to consent to such decision in writing of the proposed action (such notice, an “Action Notice”). If the Holder fails to notify the Agent of its approval or disapproval of any such proposed action within ten (10) Business Days after delivery to the Holder by Agent of an Action Notice (which notice shall contain a legend, in conspicuous boldface type, substantially similar to the following: “THIS IS A REQUEST FOR ACTION APPROVAL. IF THE HOLDER FAILS TO APPROVE OR DISAPPROVE THE ENCLOSED ACTION WITHIN TEN (10) BUSINESS DAYS, SUCH ACTION MAY BE DEEMED APPROVED.”), then upon the expiration of such ten (10) Business Day period, Agent shall contact the Holder by telephone or email at the notice address and, if no response to such telephone call or email is received within one (1) Business Day after such contact, such action by the Agent shall be deemed to have been approved by the Holder.

(b)    In addition, unless there is at such time no Holder entitled to consent to the proposed Unanimous Consent Decision (other than A-1 Holder, and assuming that no portion of Participation A-1 has been transferred), Agent shall prepare a summary of such proposed action and an analysis of whether or not such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth the basis on which Agent made such determination, and shall provide to each Holder copies of such summary and other material documents and items reasonably necessary to make such determination by hard copy or electronic means on a timely basis, but in any event concurrently with, or prior to, the delivery of the Action Notice pursuant to Section 5.02(a).
5.03    Enforcement. If an Event of Default shall occur and be continuing, and if at such time there are Holders of Participations other than Agent and Related A-2 Holders, Agent shall promptly prepare a summary of its proposed action in respect of such Event of Default and an analysis of whether or not such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth the basis on which Agent made such determination, and shall provide to each Holder (other than any Related A-2 Holder) copies of such summary by hard copy or electronic means on a timely basis. If any such proposed action is disapproved by the any Holder (other than any Related A-2 Holder), Agent shall propose an alternate action (based on any counter-proposals received from the dissenting Holder or based on any alternate course of action that Agent may deem appropriate) until the approval of the other Holders (other than any Related A-2 Holder) is obtained; provided that if Agent and the Holders (other than any Related A-2 Holder) do not agree on a proposed course of action with respect to any Event of Default within the earlier of (i) thirty (30) days after the date on which Agent first proposed a foreclosure or other action pursuant to this Section 5.03 and (ii) ninety (90) days after the occurrence of such Event of Default, then Agent shall commence, prosecute and consummate a foreclosure action under the Loan Documents; provided that Agent and the other Holders (other than any Related A-2 Holder) may at any time agree on a different course of action.
5.04    Disputes.
(a)    Notwithstanding anything herein to the contrary, no advice, direction or objection from or by the Holders or any Holder, as contemplated by Section 5.01, may (and Agent shall ignore and act without regard to any such advice, direction or objection that Agent has determined, in its reasonable, good faith judgment, will) require or cause Agent to take any action or refrain from taking any action if taking or not taking such action, respectively, would violate any law of any applicable jurisdiction or violate any provisions of this Agreement (in the latter case, unless all parties, other than any Related A-2 Holder, agree to waive such provision).

(b)    Without limiting the obligations of Agent hereunder, no Holder shall owe any fiduciary duty to Agent or any other Holder. The Holders will not have any liability to any non-consenting Holder (or non-voting Holder) for any action taken, or for refraining from the taking of any action pursuant to this Agreement or the giving of any consent or for errors in judgment. By its acceptance of a Participation, each Holder will be deemed to have confirmed its understanding that (i) any Holders entitled to vote may vote in favor of, or refrain from voting in favor of, actions that favor the interests of such Holders or its Affiliates over the other Holders, (ii) a Holder may have special relationships and interests that conflict with the interest of the other Holders and each Holder will be deemed to have agreed to take no action against another Holder or any of its officers, directors, employees, principals or agents as a result of such a special relationships or conflicts, (iii) no Holder shall be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its Affiliates and (iv) no Holder shall be liable by reason of its having acted or refrained from acting solely in the interests of the related Holder or its Affiliates.
SECTION 6

LIMITATION OF LIABILITY; INDEMNIFICATION
6.01    Limitation of Liability of Agent. Agent, whether in such capacity or as Lender or Holder of Participation A-1, shall not have any liability to any Holder except with respect to losses actually suffered due to its (i) gross negligence, (ii) willful misconduct, (iii) failure to distribute to such Holder amounts required to be distributed to it under this Agreement and (iv) breach of any of its representations and warranties set forth in Section 7.01 (“Excepted Matters”). Each Holder acknowledges that, subject to the terms of this Agreement, Agent has the rights set forth in this Agreement as rights of Agent, as Lender and A-1 Holder and may exercise, or omit to exercise, any rights that it may have under this Agreement in a manner that may be adverse to the interests of the other Holders, so long as such actions, if taken as Agent, are in accordance with Accepted Servicing Practices and the terms of this Agreement. Notwithstanding the foregoing, however, Agent shall have no liability to any Related A-2 Holder other than for Excepted Matters (iii) and (iv).
6.02    Indemnification of Agent by Holders. Each Holder severally agrees to indemnify Agent (to the extent not promptly reimbursed by Borrower) from and against such Holder’s Percentage Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Agent under the Loan Documents; provided that no

Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any of the Excepted Matters, as established by a final, non-appealable judgment by a court of competent jurisdiction, provided, however, that Agent shall have no liability to any Related A-2 Holder for any decision, action or failure to act other than a failure to distribute to such Related A-2 Holder amounts required hereby to be distributed to it. Without prejudice to the survival of any other agreement of any Holder hereunder, the agreement and obligations of each Holder contained in this Section 6.02 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
SECTION 7

REPRESENTATIONS AND WARRANTIES
7.01    Representations of Lender. Lender shall be liable to the A-2 Holder for its representations and warranties pursuant to this Section 7.01 notwithstanding any other limitations on its liability in this Agreement. Lender, as originating lender, Agent, and Initial A1 Holder, represents and warrants to Initial A-2 Holder that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene Lender’s charter or any law or contractual restriction binding upon Lender, and that this Agreement is the legal, valid and binding obligation of Lender enforceable against the Lender in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. Lender further represents and warrants to each initial Holder, that:
(a)    Lender is duly organized, validly existing and in good standing under the laws of all jurisdictions where so required to be.
(b)    Immediately prior to the execution and delivery of this Agreement, Lender was the sole legal owner and holder of the Mortgage Loan, free and clear of any lien, pledge, hypothecation, encumbrance or other adverse interest in the Mortgage Loan.
(c)    Lender has the right under its organizational documents and applicable law without the consent of any third party to enter into this Agreement and to sell the A-2 Participation to the Initial A-2 Holder.

(d)    Lender has not dealt with any broker, investment banker, agent or other person, other than Initial A-2 Holder and its Affiliates, that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.
(e)    Exhibit B attached hereto accurately sets forth, as of the date hereof, the outstanding balance of principal and accrued interest of the Mortgage Loan and each Participation, and Exhibit E sets forth, as of the date hereof, the holder and contact information for Lender / Initial A-1 Holder.
7.02    Representations of Initial A-2 Holder. The Initial A-2 Holder, as of the date hereof, hereby represents and warrants to, and covenants with Lender, as originating lender, Agent, and Initial A-1 Holder as to itself only, that:
(a)    It is duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)    The execution and delivery of this Agreement by Initial A-2 Holder, and performance of, and compliance with, the terms of this Agreement by Initial A-2 Holder, will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.
(c)    A-2 Holder has the right under its organizational documents and applicable law without the consent of any third party to enter into this Agreement and to purchase the A-2 Participation.
(d)    This Agreement is the legal, valid and binding obligation of A-2 Holder enforceable against A-2 Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.
(e)    A-2 Holder is purchasing the A-2 Participation for its own account.

(f)    A-2 Holder has not dealt with any broker, investment banker, agent or other person, other than Lender, Agent and their Affiliates, that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.
7.03    Independent Analyses of the Initial Holders. Subject to the provisions of Sections 7.01 and 7.02, each Holder acknowledges that it has, independently and without reliance upon Lender, the Agent or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase the related Participation. Except as expressly provided in this Agreement, each Holder hereby acknowledges that none of Lender, Agent or any Holder, subject to the representations and warranties set forth in this Agreement, shall have any responsibility for (i) the collectability of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Loan Documents or the title insurance policy or policies or any survey furnished to Lender in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Loan Documents, or (iv) the financial condition of the Borrower.
SECTION 8

TRANSFERS
8.01    Transfer of Participations.
(a)    No Holder may sell, assign, transfer, pledge, syndicate, hypothecate, contribute, encumber, subparticipate or otherwise dispose of (each, a “Transfer”) any interest in its Participation except in accordance with the terms of this Agreement. Any assignee of an interest (an “Assignee”), as a condition to such Transfer, shall assume all of the obligations of the transferring Holder pursuant to this Agreement and the Loan Documents, and shall make the representations and warranties made by the initial Holder of such Participation pursuant to this Agreement, each with respect to the Percentage Share that it is purchasing.
(b)    Lender shall only transfer its interest hereunder as permitted pursuant to Article XI of the Loan Agreement. A-2 Holder shall not transfer its interest hereunder without the consent of Agent, which consent shall not be unreasonably withheld or delayed.
(c)    Notwithstanding the rights to Transfer contained herein, no Related A-2 Holder shall have any right to vote on or consent to any issue for which a voting, consent, or similar right is otherwise provided hereunder.

(d)    Notwithstanding the foregoing, Initial A-2 Holder shall be permitted to sell all or any portion of the Participation A-2 (such participation interest, the “Subject Interest”) to one or more Qualified Transferees. In no way limiting the foregoing, if Initial A-2 Holder wishes to sell the Subject Interest for a price that is below the par value of the Participation A-2 but not less than 85% of the par value of the Participation A-2, it shall be permitted to do so, provided Initial A-2 Holder shall first notify Lender thereof and shall grant Lender a period of ten (10) Business Days in which to offer to acquire the Subject Interest by delivering written notice thereof, which notice shall include the price Lender is offering to pay for such Subject Interest. If Initial A-2 Holder wishes to sell the Subject Interest to Lender at the price offered by Lender therefor, then Initial A-2 Holder shall sell, and Lender shall buy, the Subject Interest for such price within ten (10) Business Days thereafter. If Initial A-2 Holder does not wish to sell the Subject Interest to Lender at the price offered by Lender, then Participation Holder will have the right, for a period of thirty (30) days thereafter, to sell the Subject Interest to one or more Qualified Transferees for a price that is greater than the price offered by Lender. Following the expiration of such 30-day period, Initial A-2 Holder shall be required to re-offer the Subject Interest to Lender prior to any sale of such Subject Interest for a price that is below the par value of the Participation A-2 but not less than 85% of the par value of the Participation A-2. In addition, if Initial A-2 Holder wishes to sell the Subject Interest for a price that is less than 85% of the par value of the Participation A-2, it shall be permitted to do so, provided Initial A-2 Holder shall first enter into and deliver to Lender a binding agreement with an unaffiliated third-party Qualified Transferee for such sale (the “Third Party Agreement”), which Third Party Agreement shall be terminable in the event Lender exercises its right of first refusal described below with respect to such sale. Following its receipt of the Third Party Agreement, Lender shall have a period of ten (10) Business Days in which to offer to acquire the Subject Interest on the same terms and conditions set forth in the Third Party Agreement and, if Lender so elects, then Initial A-2 Holder shall sell, and Lender shall buy, the Subject Interest for the price set forth in the Third Party Agreement within ten (10) Business Days thereafter. If Lender does not wish to acquire the Subject Interest on the same terms and conditions set forth in the Third Party Agreement, then Initial A-2 Holder will have the right to sell the Subject Interest pursuant to the Third Party Agreement.
8.02    Certain Rights and Restrictions.
(a)    Notwithstanding Section 8.01, each of the Holders agrees that each Transfer to be made by such Holder is subject to the following restrictions: (i) all such Transfers shall be made upon prior written notice to Agent and the other Holders, and (ii) the transferor and transferee shall execute an assignment and assumption agreement whereby such transferee is assigned and assumes all or a ratable portion, as the case may be, of the obligations of the transferring Holder hereunder with respect to its Participation from and after the date of such assignment (or, in the case of a pledge, collateral assignment or other encumbrance of a Participation, solely as security for a loan to the related Holder, made by a third-party, whereby such Holder remains fully liable under this Agreement, such third party executes an agreement that such Holder shall be bound by the terms and provisions of this Agreement and the obligations of the related Holder hereunder on and after the date on which such Holder succeeds to the rights of the related Holder by foreclosure or otherwise).
(b)    Upon the consummation of a Transfer by way of assignment of 100% of its Percentage Share of Participation, the transferee shall be a Holder with respect to the applicable Participation for all purposes under this Agreement with all of the rights, interests and obligations related thereto and the transferring Person shall be released from all liability arising under this Agreement with respect to the related Participation (or the portion thereof that was the subject of such Transfer), arising after the effective date of such Transfer.
(c)    If a Holder Transfers by assignment less than 100% of its Percentage Share in a Participation, then the transferee shall be a Holder with respect to the applicable Participation for all purposes under this Agreement with all of the rights, interests and obligations related thereto except that no transferee that is a Related A-2 Holder shall have any right to vote on any decision, including any Unanimous Consent Decision or any other right or priority that, pursuant to this Agreement, is not granted to a Related A-2 Holder.
SECTION 9

MISCELLANEOUS
9.01    No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto, shall be deemed to constitute the arrangement between Agent and the Holders of a partnership, association, joint venture or other entity. None of the Holders shall have any obligation whatsoever to offer to any other Holder the opportunity to purchase notes or participation interests relating to any future loans originated by such Holder or any of its Affiliates, and if such Holder chooses to offer to any other Holder the opportunity to purchase notes or any participation interests in any future mortgage loans originated by such Holder or its Affiliates, such offer shall be at such purchase price and interest rate as such Holder chooses, in its sole and absolute discretion. No Holder shall have any obligation whatsoever to purchase from any other Holder any notes or participation interests in any future loans originated by any other Holder or any of its Affiliates.

9.02    Not a Security. No Participation shall be deemed to be a security within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
9.03    Other Business Activities of Agent and Holders. Agent and each Holder acknowledge that Agent and each other Holder, respectively, may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Borrower Related Party, and receive payments on such other loans or extensions of credit to any Borrower Related Party and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.
9.04    No Pledge or Loan. This Agreement shall not be deemed to represent a pledge of any interest in the Mortgage Loan by Lender to any other Holder, or a loan from any Holder to Lender. If any such property or the proceeds thereof shall be applied in reduction of the Mortgage Loan Principal Balance, then each Holder shall be entitled to receive its share of such application in accordance with the terms of this Agreement.
9.05    Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF OTHER THAN THE PROVISIONS OF SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS GUARANTEE. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
9.06    Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. The party seeking modification of this Agreement shall be solely responsible for any and all reasonable and customary expenses that may arise in order to modify this Agreement.
9.07    Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, that no successors or assigns of Lender shall have any liability for a breach of representation or warranty set forth in this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto.

9.08    Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.
9.09    Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.
9.10    Notices. All notices required hereunder shall be given by (i) telephone (confirmed in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission or electronic mail if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit E hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt or, if mailed, upon the earlier to occur of receipt or the expiration of the fourth (4th) day following the date of mailing.
9.11    Reports to the Holders. Agent shall provide to each Holder, other than a Related A-2 Holder (a) a summary of the current status of principal and interest payments on the Mortgage Loan, (b) copies of the Borrower’s current financial statements, to the extent in its possession, (c) copies of all reports, statements, certificates, budgets and other information delivered by the Borrower under the Loan Documents, (d) current information, if any, as to the value of the Mortgaged Property, to the extent in its possession, (e) agreements that govern the administration of the Mortgage Loan, (f) copies of any default or acceleration notices sent to the Borrower with respect to the Mortgage Loan and all material correspondence related thereto, (g) notices delivered to Agent by the Borrower, and (h) other information with respect to the Borrower or the Mortgage Loan, as may be reasonably requested by any such Holder, to the extent in the Agent’s possession or reasonably obtainable, in each case at the sole cost and expense of the requesting Holder (with respect to all third party out-of-pocket and the reasonable administrative and photocopying costs).
9.12    Custody of Loan Documents. The originals of all of the Loan Documents will be held by Agent on behalf of all of the Holders.
9.13    Registration of Transfers. Agent shall maintain a register on which it will record the names and addresses of, and wire transfer instructions for, the Holders from time to time, to the extent such information is provided in writing to it by the Holders. Any transfer of a Participation hereunder shall be recorded on such register.

9.14    Termination. This Agreement and the respective obligations and responsibilities under this Agreement of the parties hereto shall terminate upon (a) mutual agreement by the parties hereto, evidenced in writing; (b) thirty (30) days after all Participations are paid in full; or (c) payment (or provision for payment) to the Holders of all amounts held by or on behalf of Agent, as applicable, to be so paid on the last Remittance Date following final payment or other liquidation (or any advance with respect thereto) of the Mortgage Loan or the Mortgaged Property; provided, however, that in no event shall the arrangement created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof
9.15    Withholding Taxes.
(a)    If Agent or the Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to any Holder with respect to the Mortgage Loan as a result of such Holder constituting a Non-Exempt Person, Agent shall be entitled to do so with respect to such Holder’s interest in such payment (all withheld amounts being deemed paid to such Holder), provided that Agent shall furnish any such Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Holder is subject to tax.
(b)    Each other Holder shall and hereby agrees to indemnify Agent against and hold Agent harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of Agent to withhold Taxes from payment made to any Holder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Holder to Agent in connection with the obligation of Agent to withhold Taxes from payments made to such Holder, it being expressly understood and agreed that (i) Agent shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) any other Holder shall, upon request of Agent and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel reasonably satisfactory to Agent.
(c)    Each Holder represents to Agent (for the benefit of the Borrower) that it is not a Non-Exempt Person and that neither Agent nor the Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each other Holder shall deliver to Agent, evidence satisfactory to Agent substantiating that it is not a Non-Exempt Person and that Agent is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) if any other Holder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to Agent an Internal Revenue Service Form W-9 and (b) if such Holder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such other Holder shall satisfy the requirements of the preceding sentence by furnishing to Agent Internal Revenue Service Form W-8ECI or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such other Holder, as evidence of such other Holder’s exemption from the withholding of United States tax with respect thereto. Agent shall not be obligated to make any payment hereunder to any Holder in respect of its Participation or otherwise until such other Holder shall have furnished to Agent the requested forms, certificates, statements or documents.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
ORIGINATING LENDER, AGENT AND
A-1 HOLDER:
BANK OF CHINA, NEW YORK BRANCH
By:    /s/ Raymond L. Qiao
    Name: Raymond L. Qiao
    Title: Chief Lending Officer
Signatures continue on following page

S-1

INITIAL A-2 HOLDER:
ALEXANDER’S OF REGO PARK II
PARTICIPATING LENDER LLC
By:    /s/ Alan J. Rice
    Name: Alan J. Rice
    Title: Authorized Signatory

S-2

EXHIBIT A
Original Loan Documents

1.	Amended and Restated Loan and Security Agreement

2.	Second Amended and Restated Promissory Note

3.	Second Amended and Restated Mortgage Assignment of Leases and Rents and Security Agreement

4.	Section 255 Affidavit (Mortgage)

5.	Amended and Restated Assignment of Leases and Rents

6.	Section 255 Affidavit (ALR)

7.	Amended and Restated Guaranty of Recourse Carveouts

8.	Amended and Restated Environmental Indemnity Agreement

9.	Amended and Restated Assignment, Consent and Subordination of Management Agreement

10.	Amended and Restated Assignment of Contracts, Licenses and Permits

11.	UCC-1 Financing Statements - Queens County, NY

12.	UCC-1 Financing Statements - Delaware Secretary of State

13.	Settlement Statement

14.	Certificate of Mortgage Borrower

15.	W-9 Form

Exhibit A

EXHIBIT B
OUTSTANDING PRINCIPAL BALANCE AND ACCRUED INTEREST
Amounts as of December 12, 2018, before application of payment due on such date.
Outstanding Principal:    $252,543,606.53
Accrued Interest
11/30/18 through 12/12/18    $353,109.00

Exhibit B

EXHIBIT C

Exhibit C – Page 1

Exhibit C – Page 2

EXHIBIT D
FORM OF PARTICIPATION CERTIFICATE
(see below)

Exhibit D – Page 1

AMENDED AND RESTATED
PARTICIPATION A-1 CERTIFICATE
CERTIFICATE NO. A-1(2)
Evidencing a participation interest created by the Amended and Restated Participation Agreement (as defined below) in the Mortgage Loan in the original principal amount specified below originally made by Bank of China, New York Branch, to Rego II Borrower LLC, a Delaware limited liability company on December 12, 2018.

Initial First Mortgage Loan Principal Balance:	$275,000,000.00
Mortgage Loan Principal Balance as of December 12, 2018	$252,543,606.53
Percentage Interest in Mortgage Loan Represented by Participation A- 1:	22.5054%
Initial Principal Balance of this Participation A-1 Certificate:	$56,835,869.68
Participation A-1 Interest Rate	LIBOR plus 1.35%
Percentage Interest in Participation A-1 represented by this Certificate	100%

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS PARTICIPATION A-1 CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8 OF THE PARTICIPATION AGREEMENT (AS DEFINED HEREIN).

Exhibit D – Page 2

WITHOUT LIMITING ANY OF THE OBLIGATIONS OF ANY OF THE PARTIES UNDER THE PARTICIPATION AGREEMENT, THIS PARTICIPATION A-1 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR AN INTEREST IN BANK OF CHINA, NEW YORK BRANCH, OR ANY OF ITS AFFILIATES. NEITHER THIS PARTICIPATION A-1 CERTIFICATE NOR THE MORTGAGE LOAN IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON. DISTRIBUTIONS IN REDUCTION OF THE PRINCIPAL BALANCE OF THIS PARTICIPATION A-1 CERTIFICATE MAY BE MADE AS SET FORTH IN THE PARTICIPATION AGREEMENT. ACCORDINGLY, THE OUTSTANDING PRINCIPAL BALANCE OF THIS PARTICIPATION A-1 CERTIFICATE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.
This certifies that BANK OF CHINA, NEW YORK BRANCH is the registered owner of 100% of Participation A-1 in the Mortgage Loan created pursuant to the Amended and Restated Participation Agreement dated as of December 12, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Participation Agreement”), among BANK OF CHINA, NEW YORK BRANCH, as Agent, Lender, and Initial A-1 Holder, and ALEXANDER’S OF REGO PARK II PARTICIPATING LENDER LLC as Initial A-2 Holder.
This Participation A-1 Certificate is subject to the terms, provisions and conditions of the Participation Agreement, as to which the Holder of this Participation A-1 Certificate, by virtue of the acceptance hereof, assents and by which such Holder is bound. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned in the Participation Agreement.
The ownership of an interest in Participation A-1 shall be registered on a record of ownership maintained by Agent on behalf of Lender as holder of legal title to the Mortgage Loan. The right to the principal of, and stated interest on, this Participation A-1 Certificate may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Agent shall be entitled to treat the registered holder of this Participation A-1 Certificate as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim or interest in this Participation A-1 Certificate on the part of any other person or entity.
On each Remittance Date, Agent shall distribute to the Person in whose name this Participation A-1 Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the “Record Date”) amount required to be distributed to the Participation A-1 Holder on such date pursuant to Section 4 of the

Exhibit D – Page 3

Participation Agreement. All distributions made under the Participation Agreement will be made by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Participation A-1 Holder shall have provided the Agent with wiring instructions no later than five (5) Business Days prior to the Remittance Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Participation A-1 Holder appearing in the records of Agent. Notwithstanding the above, the final distribution on this Participation A-1 Certificate will be made after due notice by Agent of the pendency of such distribution and only upon presentation and surrender of this Participation A-1 Certificate at the offices of Agent or such other location as may be specified in such notice.
Unless this Participation A-1 Certificate has been executed by the Holder of legal title to the Mortgage Loan, by manual signature, this Participation A-1 Certificate shall not be entitled to any benefit under the Participation Agreement or be valid for any purpose.
The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Mortgage Loan (to the extent of its rights therein), for distributions hereunder. The foregoing sentence is not intended to conflict with any rights granted to Holders under the Participation Agreement.
This Participation A-1 Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of tine Holder hereof shall be determined in accordance with such laws
This Participation A-1 Certificate amends and restates in its entirety the original Participation A-1 Certificate dated as of July 27, 2017 issued in connection with the Original Participation Agreement as CERTIFICATE NO. A-1(1).
WHEREOF, the holder of legal title to the Mortgage Loan has caused this Participation A-1 Certificate to be duly executed.
BANK OF CHINA, NEW YORK BRANCH

By:

Exhibit D – Page 4

Name:
Title:
Date:

Exhibit D – Page 5

AMENDED AND RESTATED
PARTICIPATION A-2 CERTIFICATE
CERTIFICATE NO. A-2(2)
Evidencing a participation interest created by the Amended and Restated Participation Agreement (as defined below) in the Mortgage Loan in the original principal amount specified below originally made by Bank of China, New York Branch, to Rego II Borrower LLC, a Delaware limited liability company on December 12, 2018.

Initial First Mortgage Loan Principal Balance:	$275,000,000.00
Mortgage Loan Principal Balance as of December 12, 2018	$252,543,606.53
Percentage Interest in Mortgage Loan Represented by Participation A- 2:	77.4946%
Initial Principal Balance of this Participation A-2 Certificate:	$195,707,736.85
Participation A-2 Interest Rate	LIBOR plus 1.35%
Percentage Interest in Participation A-2 represented by this Certificate	100%

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS PARTICIPATION A-2 CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8 OF THE PARTICIPATION AGREEMENT (AS DEFINED HEREIN).

Exhibit D – Page 6

WITHOUT LIMITING ANY OF THE OBLIGATIONS OF ANY OF THE PARTIES UNDER THE PARTICIPATION AGREEMENT. THIS PARTICIPATION A-2 CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR AN INTEREST IN BANK OF CHINA, NEW YORK BRANCH, OR ANY OF ITS AFFILIATES. NEITHER THIS PARTICIPATION A-2 CERTIFICATE NOR THE MORTGAGE LOAN IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON. DISTRIBUTIONS IN REDUCTION OF THE PRINCIPAL BALANCE OF THIS PARTICIPATION A-2 CERTIFICATE MAY BE MADE AS FORTH IN THE PARTICIPATION AGREEMENT. ACCORDINGLY, THE OUTSTANDING PRINCIPAL BALANCE OF THIS PARTICIPATION A-2 CERTIFICATE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.
This certifies that ALEXANDER’S OF REGO PARK II PARTICIPATING LENDER LLC is the registered owner of 100% of Participation A-2 in the Mortgage Loan created pursuant to the Amended and Restated Participation Agreement dated as of December 12, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Participation Agreement”), among BANK OF CHINA, NEW YORK BRANCH, as Agent, Lender, and Initial A-1 Holder, and ALEXANDER’S OF REGO PARK II PARTICIPATING LENDER LLC as Initial A-2 Holder.
This Participation A-2 Certificate is subject to the terms, provisions and conditions of the Participation Agreement, as to which the Holder of this Participation A-2 Certificate, by virtue of the acceptance hereof, assents and by which such Holder is bound. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned in the Participation Agreement.
The ownership of an interest in Participation A-2 shall be registered on a record of ownership maintained by Agent on behalf of Lender as holder of legal title to the Mortgage Loan. The right to the principal of, and stated interest on, this Participation A-2 Certificate may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Agent shall be entitled to treat the registered holder of this Participation A-2 Certificate as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim or interest in this Participation A-2 Certificate on the part of any other person or entity.
On each Remittance Date, Agent shall distribute to the Person in whose name this Participation A-2 Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the “Record Date”) amount

Exhibit D – Page 7

required to be distributed to the Participation A-2 Holder on such date pursuant to Section 4 of the Participation Agreement. All distributions made under the Participation Agreement will be made by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Participation A-2 Holder shall have provided the Agent with wiring instructions no later than five (5) Business Days prior to the Remittance Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Participation A-2 Holder appearing in the records of Agent. Notwithstanding the above, the final distribution on this Participation A-2 Certificate will be made after due notice by Agent of the pendency of such distribution and only upon presentation and surrender of this Participation A-2 Certificate at the offices of Agent or such other location as may be specified in such notice.
Unless this Participation A-2 Certificate has been executed by the Holder of legal title to the Mortgage Loan, by manual signature, this Participation A-2 Certificate shall not be entitled to any benefit under the Participation Agreement or be valid for any purpose.
The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Mortgage Loan (to the extent of its rights therein), for distributions hereunder. The foregoing sentence is not intended to conflict with any rights granted to Holders under the Participation Agreement.
This Participation A-2 Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.
This Participation A-2 Certificate amends and restates in its entirety the original Participation A-2 Certificate dated as of July 27, 2017 issued in connection with the Original Participation Agreement as CERTIFICATE NO. A-2(1).
WHEREOF, the holder of legal title to the Mortgage Loan has caused this Participation A-2 Certificate to be duly executed.
BANK OF CHINA, NEW YORK BRANCH

By:

Exhibit D – Page 8

Name:
Title:
Date:

Exhibit D – Page 9

EXHIBIT E
Notice Address

LENDER:	BANK OF CHINA, NEW YORK BRANCH 7 Bryant Park 1045 Avenue of the Americas 13th Floor New York, New York 10018 Attention: Raymond L. Qiao Chief Lending Officer Tel: +1 (646) 231 3149 Email: lquiao@bocusa.corn

INITIAL A-2 HOLDER	ALEXANDER’S OF REGO PARK II PARTICIPATING LENDER LLC c/o Alexander’s, Inc. 210 Route 4 East Paramus, New Jersey 07652 Attention: Chief Financial Officer Facsimile No.: (201) 843-2198

Exhibit E